Exhibit 2.1

                              AMENDED AND RESTATED

                            STOCK PURCHASE AGREEMENT



                                  by and among


                            RESEARCH ENGINEERS, INC.
                              NETGURU SYSTEMS, INC.
                            NETGURU CONSULTING, INC.

                                       and

                                 BHARAT MANGLANI

                               September 14, 1999

                                TABLE OF CONTENTS
                                                                            Page

      1.    PURCHASE AND SALE OF SHARES......................................1
                  1.1   Purchase and Sale....................................1
                  1.2   Purchase Price.......................................1
                  1.3   Adjustments to Purchase Price........................2
                  1.4   Payment of Purchase Price. ..........................2
                  1.5   Review of Final Balance Sheet. ......................3
                  1.6   Pledge Agreement ....................................3
                  1.7   Cash Withdrawal. ....................................3

      2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND SELLER.......3
                  2.1 Organization; Good Standing;  Qualification
                       and Power.............................................4
                  2.2   Capital Structure....................................4
                              2.2.1 Stock. ..................................4
                              2.2.2 No Other Commitments. ...................4
                  2.3   Authority............................................5
                              2.3.1 Corporate Action. .......................5
                              2.3.2 Seller's Authority. .....................5
                              2.3.3 No Conflict. ............................5
                              2.3.4 Governmental Consents. ..................5
                  2.4   Financial Statements.................................5
                  2.5   Compliance with Applicable Laws. ....................6
                  2.6   Insurance. ..........................................6
                  2.7   Litigation. .........................................6
                  2.8   ERISA and Other Compliance...........................6
                  2.9   Absence of Undisclosed Liabilities. .................8
                  2.10  Absence of Certain Changes or Events. ...............8
                  2.11  No Defaults. .......................................10
                  2.12  Certain Agreements. ................................10
                  2.13  Taxes...............................................10
                  2.14  Intellectual Property. .............................11
                  2.15  Fees and Expenses. .................................11
                  2.16  Environmental Matters...............................11
                  2.17  Interested Party Transactions. .....................12
                  2.18  Disclosure. ........................................12
                  2.19  Restrictions on Business Activities. ...............12
                  2.20  Accounts Receivable. ...............................12
                  2.21  Personal Property. .................................13
                  2.22  Real Property. .....................................13
                  2.23  Warranties. ........................................13
                  2.24  Contracts. .........................................13
                  2.25  No Goods or Products. ..............................13


                                      -i-

                  2.26  Year 2000 Compliance................................13
                  2.27  Investment Representation. .........................14

      3.    REPRESENTATIONS AND WARRANTIES OF REI...........................14
                  3.1   Organization; Good Standing; Qualification
                         and Power..........................................14
                  3.2   Capital Structure...................................15
                              3.2.1 Stock, Options and Warrants. ...........15
                              3.2.2 No Other Commitments. ..................15
                  3.3   Authority...........................................15
                              3.3.1 Corporate Action. ......................15
                              3.3.2 No Conflict. ...........................15
                              3.3.3 Governmental Consents. .................16
                  3.4   SEC Documents.......................................16
                              3.4.1 SEC Reports. ...........................16
                              3.4.2 Financial Statements. ..................16
                  3.5   Litigation. ........................................16
                  3.6   Fees and Expenses. .................................17
                  3.7   Disclosure. ........................................17
                  3.8   Financial Capacity..................................17
                  3.9   Form S-3 Eligibility. ..............................17

      4.    THE COMPANIES' AND SELLER'S COVENANTS...........................17
                  4.1   Confidentiality. ...................................17
                  4.2   Cooperation in Review of Financial Statements. .....17

      5.    REI COVENANTS...................................................17
                  5.1   Confidentiality. ...................................17
                  5.2   Stock Repurchase....................................18
                  5.3   Conduct of Business of the Companies.  .............18

      6.    EMPLOYEE MATTERS................................................18

      7.    INDEMNIFICATION OF THE PARTIES..................................18
                  7.1   Indemnification by Seller...........................18
                  7.2   Indemnification by REI..............................19
                  7.3   Manner of Indemnification. .........................19

      8.    CLOSINGS........................................................20
                  8.1   Closing Dates. .....................................20
                  8.2   Deliveries  by the  Companies  and Seller at
                         the Closings.......................................20
                  8.3   Delivery by REI at the Closings. ...................21

                                      -ii-

      9.    CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
             AT THE SECOND CLOSING..........................................21
                  9.1   Accuracy of Representations and Warranties. ........21
                  9.2   Compliance with Law. ...............................22

      10.   CONDITIONS PRECEDENT TO OBLIGATIONS OF REI
             AT THE SECOND CLOSING..........................................22
                  10.1  Accuracy of Representations and Warranties. ........22
                  10.2  Compliance with Law. ...............................22

      11.   NON-COMPETITION.................................................22
                  11.1  Definitions. .......................................22
                  11.2  Non-Solicitation of Employees. .....................23
                  11.3  Non-Solicitation of Customers. .....................23
                  11.4  Additional Agreements...............................23
                  11.5  Remedies; Enforceability............................24

      12.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
            COVENANTS.......................................................24

      13.   SHARE REPURCHASE OPTION.........................................24

      14.   MISCELLANEOUS...................................................25
                  14.1  Governing Law. .....................................25
                  14.2  Assignment; Binding Upon Successors and Assigns.....25
                  14.3  Severability. ......................................26
                  14.4  Counterparts. ......................................26
                  14.5  Other Remedies. ....................................26
                  14.6  Amendment and Waivers. .............................26
                  14.7  Expenses. ..........................................26
                  14.8  Attorneys' Fees. ...................................26
                  14.9  Notices. ...........................................26
                  14.10 Construction of Agreement. .........................27
                  14.11 No Joint Venture. ..................................27
                  14.12 Further Assurances. ................................27
                  14.13 Absence of Third Party Rights. .....................28
                  14.14 Entire Agreement. ..................................28

      EXHIBIT 1.3 - Earn-Out  Agreement EXHIBIT 1.4(d) - Secured Promissory Note
      EXHIBIT 1.6 - Pledge Agreement EXHIBIT 8.3(a)(vii) SCHEDULES

                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT

      THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this "Agreement") is entered into this 14th day of September, 1999, by and among NetGuru Systems, Inc., a New Hampshire corporation ("NSI"), and NetGuru Consulting, Inc. ("NCI"), a Massachusetts corporation (NSI and NCI are sometimes individually referred to as a "Company" and collectively referred to as the "Companies"), Bharat Manglani ("Seller"), and Research Engineers, Inc., a Delaware corporation ("REI").

                                    RECITALS

      A. The parties hereto are parties to that certain Stock Purchase Agreement dated July 1, 1999, as amended by that certain First Amendment to Stock Purchase Agreement dated July 30, 1999 (as amended, the "Purchase Agreement"), which provides for the purchase by REI of all of the issued and outstanding shares (the "Shares") of capital stock of each Company, which Shares are owned by Seller.

      B. Pursuant to the terms of the Purchase Agreement, the closing of the transactions contemplated therein was to occur no later than August 16, 1999.

      C. Because of delays in obtaining the financing necessary for REI to fully
perform  under  the  Purchase   Agreement,   the  closing  of  the  transactions
contemplated in the Purchase Agreement has not occurred as of the date hereof.

      D. This Agreement replaces, amends and restates the Purchase Agreement.

                                    AGREEMENT

      In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

      1.    PURCHASE AND SALE OF SHARES.

             1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at each of the Closings (as defined in Section 8.1) Seller shall sell, transfer, assign and deliver to REI, and REI shall purchase from Seller that number of Shares from Seller as provided herein such that upon the Second Closing (as defined in Section 8.1) Seller shall have sold all of the Shares to REI.
             1.2 Purchase Price. Subject to the adjustments to be made in accordance with the provisions of Section 1.3, the consideration for the sale, transfer, assignment and delivery of the Shares is $4,500,000 ("Purchase Price"). The parties hereto agree and acknowledge that $30,000 of the Purchase Price represents payment for the shares of NCI, and the balance of the Purchase Price represents payment for the shares of NSI.

             1.3   Adjustments to Purchase Price.

                  (a) At the First Closing (as defined in Section 8.1), Seller shall deliver to REI an unaudited consolidated balance sheet, prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Companies' audited consolidated balance sheet as at December 31, 1998, of the Companies as at the First Closing Date ("Final Balance Sheet"). The Purchase Price shall be increased by 50% of the amount by which accounts receivable exceed the sum of (i) accounts payable and (ii) accrued expenses ("Net Asset Price") as shown on the Final Balance Sheet, up to a maximum of $300,000. The Purchase Price may also be increased if certain performance goals are met, as set forth in the Earn-Out Agreement attached hereto as Exhibit 1.3 ("Earn-Out Agreement").

                  (b) At the Second Closing, REI shall deliver to Seller statements of operations of each Company for the period beginning on the First Closing Date and ending on the day preceding the Second Closing Date, prepared in accordance with generally accepted accounting principles ("Interim Statements"). The Purchase Price shall be increased by an amount equal to thirty percent (30%) of the net income of each Company, if any, as reported on the Interim Statements (collectively, the "Net Income Amount").

             1.4   Payment of Purchase Price.       Subject to the terms hereof,
the Purchase  Price shall be paid by REI to Seller as follows:

                  (a) At the First Closing, REI shall deliver to Seller a certified or bank cashier's check, payable to Seller, or wire transfer to Seller's account, in the amount of $2,500,000, less amounts paid pursuant to paragraph (c) below;

                  (b) At the First Closing, REI shall deliver to Seller 170,635 shares of REI Common Stock ("Stock") at a price per share equal to $6.4465 ("Stock Price");

                  (c) At the First Closing, REI shall deliver to those persons named on Schedule 2.2.2, REI checks in the amounts set forth opposite the respective names of such persons as payment in full of amounts due to each of them under outstanding, vested options granted under the NetGuru Systems, Inc. 1998 Stock Option Plan;

                  (d) At the Second Closing, REI shall deliver to Seller, REI's 8.5% promissory note, dated as of the Second Closing Date and due on the first anniversary of the First Closing Date, in the principal amount of $600,000, in the form of Exhibit 1.4(d) ("Note"); provided, however, that the amounts payable under the Note are subject to offset pursuant to the provisions of Section 7.3;

                  (e) At the Second Closing, REI shall deliver to Seller a certified or bank cashier's check, payable to Seller, or wire transfer to Seller's account, in the amount of $300,000;

                  (f) Subject to Section 1.5, at the Second Closing, REI shall pay to Seller, via a wire transfer to Seller's account, the amount of the Net Asset Price;

                  (g) At the Second Closing, REI shall deliver to Seller a certified or bank cashier's check, payable to Seller, or wire transfer to Seller's account, the Net Income Amount, if any; and

                  (h) At the time and on the terms set forth in the Earn-Out Agreement, REI shall pay to Seller the Earn-Out (as that term is defined in the Earn-Out Agreement).

             1.5 Review of Final Balance Sheet. REI and its representatives shall have 15 days to review the Final Balance Sheet. If REI disagrees with Seller's calculation of the Net Asset Price, REI shall, within 15 days after the First Closing Date, give written notice to Seller of such disagreement specifying in reasonable detail, insofar as possible, the nature and extent of the disagreement. If REI and Seller are unable to resolve any such disagreement within 15 days after REI gives Seller notice, the disagreement shall be referred for final determination to any accounting firm of national reputation as may be reasonably acceptable to REI and Seller. REI and Seller may submit to the accounting firm any facts that they deem relevant to the determination, and the determination of the accounting firm shall be conclusive, non-appealable and binding upon REI and Seller for all purposes. Any necessary upward adjustment determined by the accounting firm shall be payable, via wire transfer to Seller's account, by REI within three days after REI and has been notified of such determination; provided, however, that REI shall not be required to make any such payment prior to the Second Closing Date. REI and Seller agree that the procedures established by Sections 1.2 through 1.5 shall constitute the exclusive procedures for determining the consideration to be paid by REI to Seller for the Shares. Costs incurred pursuant to this Section 1.5 shall be borne equally by REI and Seller.

            1.6 Pledge Agreement. The obligations of REI under the Note shall be secured by a pledge agreement in the form of Exhibit 1.6 ("Pledge Agreement"), executed by REI in favor of Seller granting a security interest in all of the Shares. The Companies shall also execute, and record or file where appropriate, such Uniform Commercial Code ("UCC") financing statements, UCC continuation statements, and such other documents and instruments as may be reasonably requested by Seller for the purpose of perfecting Seller's security interest in the Shares.

            1.7 Cash Withdrawal. Immediately preceding the First Closing, Seller may cause each Company to withdraw all cash amounts contained in each Company's respective bank account and to pay over to Seller such amounts.

      2. REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND SELLER.

            Except as set forth in a schedule dated the date of this Agreement and delivered by the Companies and Seller to REI concurrently herewith ("Disclosure Schedule") specifically identifying the Section of this Agreement requiring the delivery of such disclosure, the Companies and Seller jointly and severally represent and warrant to REI as set forth below. In this Agreement, any reference to any event, change or effect being "material" with respect to any entity or group of entities means any material event, change or effect related to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of such entity or group of entities taken as a whole. In this Agreement, the term "Material Adverse Effect" used in connection with a party or any of that party's subsidiaries means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations or results of operations of that party and its subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not include:
(a) any adverse effect resulting from conditions affecting the engineering software industry as a whole or the United States economy as a whole; (b) a failure by the Companies to meet internal earnings or revenue projections; or
(c) any disruption of customer or supplier relationships arising primarily out of or resulting primarily from actions contemplated by the parties in connection with, or which is primarily attributable to the announcement of this Agreement and the transactions contemplated hereby, to the extent attributable thereto.

            2.1 Organization; Good Standing; Qualification and Power. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes qualification necessary, other than in jurisdictions where the failure to qualify would not have a Material Adverse Effect. Neither Company owns, directly or indirectly, shares of capital stock of any other corporation or any equity interest in any other entity, nor does either Company control, directly or indirectly, any other corporation, association or business organization. The Companies and Seller have made available to REI complete and correct copies of the articles of incorporation and bylaws of each Company, in each case as amended to the date of this Agreement, and copies of all minutes of meetings and actions by written consent of shareholders, directors and board committees of each Company.

            2.2   Capital Structure.

                  2.2.1 Stock. The authorized capital stock of NSI consists of 10,000,000 shares of common stock, no par value per share, including 1,000,000 shares designated Class A Common Stock and 9,000,000 shares designated Class B Common Stock, (together, "NSI Common Stock"). The authorized capital stock of NCI consists of 200,000 shares of Common Stock, no par value per share ("NCI Common Stock"). As of the date of this Agreement, 7,000,000 shares of NSI Common Stock and 200,000 shares of NCI Common Stock are issued and outstanding. All outstanding shares of the capital stock of the Companies are validly issued, fully paid and nonassessable, are not subject to preemptive rights and as of the First Closing Date are owned by Seller free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances. The Shares to be sold to REI at the Second Closing are owned by Seller free and clear of any liens, security interests, pledges, agreements, claims, changes or encumbrances.

                  2.2.2 No Other Commitments. Except as set forth on Schedule 2.2.2, there are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which either Company is a party or by which either Company is bound obligating either Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of either Company or securities convertible into or exchangeable for shares of capital stock of either Company, or obligating either Company to grant, extend or enter into any option, warrant, call, right, commitment, conversion right or agreement. There are no voting trusts or other agreements or understandings to which either Company or Seller is a party with respect to the voting of the capital stock of either Company.

            2.3   Authority.

                  2.3.1 Corporate Action. The Companies have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Companies and the consummation by the Companies of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Companies. This Agreement has been duly executed and delivered by NSI and NCI, and this Agreement is the valid and binding obligation of the Companies enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

                  2.3.2 Seller's Authority. Seller has full power and capacity to enter into this Agreement. This Agreement has been duly executed and delivered by Seller and this Agreement is the valid and binding obligation of Seller, enforceable in accordance with its terms, except that enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

                  2.3.3 No Conflict. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby nor compliance with the provisions hereof will conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of either Company under, any term, condition or provision of (x) the articles of incorporation or bylaws of either Company or (y) any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to either Company or its properties or assets, other than any such conflicts, violations, defaults, losses, liens, security interests, charges, or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect.

                  2.3.4 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), is required to be obtained by either Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

            2.4 Financial Statements. Seller has heretofore furnished to REI copies of: (a) the Companies' unaudited consolidated balance sheets at December 31, 1997, and the related statement of income and changes in financial position for the period then ended, together with the related notes thereto, (b) the Companies' audited consolidated balance sheet at December 31, 1998, and the related statement of income and changes in financial position for the period then ended, together with the related notes thereto and the auditors' report thereon of Deloitte & Touche, independent certified public accountants, and (c) the Companies' unaudited consolidated balance sheet ("Balance Sheet") at July 31, 1999 ("Balance Sheet Date"), and the related statement of income and cash flow for the period then ended, together with the related notes thereto. All financial statements referred to in this Section 2.4 ("Financial Statements") are complete and correct, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the respective periods, and fairly present the consolidated financial condition of the Companies as at the respective dates thereof and the consolidated results of operations of the Companies for the respective periods covered by the statements of income contained therein. Neither Company has any material obligations or liabilities, contingent or otherwise, not fully disclosed by the Financial Statements.

            2.5 Compliance with Applicable Laws. The Business is not being conducted in violation of any law, ordinance, regulation, rule or order of any Governmental Entity where the violation would have a Material Adverse Effect. Neither Company has been notified by any Governmental Entity that any investigation or review with respect to either Company is pending or threatened, nor has any Governmental Entity notified either Company of its intention to conduct an investigation or review. The Companies have all permits, licenses and franchises from Governmental Entities required to conduct the Business as now being conducted, except for those whose absence would not have a Material Adverse Effect.

            2.6 Insurance. The Companies maintain and at all times since January 1, 1997 have maintained general liability insurance that the Companies believe to be reasonably prudent for the Business. Schedule 2.6 contains a complete and correct list of all insurance policies maintained by either Company. The Companies have delivered or made available to REI complete and correct copies of all such policies, together with all riders and amendments thereto. These policies are in full force and effect, and all premiums due thereon have been paid. The Companies have complied in all material respects with the terms and provisions of the policies. In the opinion of Seller and the Companies reasonably formed and held, there is no reasonable basis on which a claim should or could be made under any such policy.

            2.7 Litigation. There is no suit, action, arbitration, demand, claim or proceeding pending or, to the best knowledge of the Companies and Seller, threatened against either Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against either Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Companies have made available to REI correct and complete copies of all correspondence prepared by its counsel for the Companies' accountants in connection with the last completed audit of the Companies' financial statements and any correspondence since the date of the last audit.

            2.8   ERISA and Other Compliance.

                  (a) The Companies have made available to REI a list of all employees of either Company and their salaries as of the date of this Agreement. The Companies have made available to REI copies of (i) each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) all other written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between either Company and any employee of either Company but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by either Company under which either Company or an ERISA Affiliate (as defined below) of either Company has any present or future obligation or liability (collectively, "Employee Plans"). "ERISA Affiliates" means any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Internal Revenue Code of 1986 (the "Code"), (B) a group of entities under "common control," as defined in
Section 414(c) of the Code, or (C) an "affiliated  service group," as defined in
Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes either Company. Copies of all Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been made available to REI. Neither Company has yet been required to prepare or file an annual report (Form 5500, including, if applicable, Schedule B thereto) in connection with any Employee Plan. Copies of all Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, "Pension Plans"), have been made available to REI. No contributions are due or past due from either NSI or NCI with respect to any of the Employee Plans. Each of the Employee Plans has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to the Employee Plans except for noncompliance which would not have a Material Adverse Effect.

                  (b) None of the Pension Plans constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any of the Employee Plans that is covered by Title I of ERISA which would result in a material liability to the Companies, taken as a whole, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any of the Employee Plans has or will make either NSI or NCI or any officer or director of either NSI or NCI subject to any material liability under Title I of ERISA or liable for any material tax or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

                  (c) Any of the Pension Plans that is intended to be qualified under Section 401(a) of the Code (a "401(a) Plan") is so qualified and has been so qualified during the period from its adoption to date, and the trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

                  (d) The  Companies  have made  available to REI a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (i) is not one of the Employee Plans,
(ii) is entered into, maintained or contributed to, as the case may be, by either Company and (iii) covers any employee or former employee of either Company. The contracts, plans and arrangements described in this paragraph 2.8(d) are referred to collectively as the "Benefit Arrangements." Each of the Benefit Arrangements has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to Benefit Arrangements. The Companies have made available to REI a complete and correct copy or description of each of the Benefit Arrangements.

                  (e) There has been no amendment to, written interpretation or announcement by either Company relating to, or change in employee participation or coverage under, any of the Employee Plans or Benefit Arrangements that would increase materially the expense of maintaining the Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1998.

                  (f) The Companies have provided, or will have provided prior to the First Closing, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the First Closing Date, and no material tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of either Company.

                  (g) No benefit or compensation payable or which may become payable by either Company pursuant to any of the Employee Plans or any Benefit Arrangements or as a result of or arising under this Agreement shall (i) constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code or (ii) be nondeductible by reason of Section 162(m) of the Code.

                  (h) The Companies are in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, but not including ERISA.

                  (i) The Companies have good labor relations and have no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on labor relations, and have no knowledge that any of their key employees intends to leave their employ.

            2.9  Absence of  Undisclosed  Liabilities.  Except as  disclosed  on
Schedule 2.9, at the Balance Sheet Date, (i) the Companies had no liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which were material to the Companies, taken as a whole, and were not provided for in the Balance Sheet and (ii) all reserves established by the Companies and set forth in the Balance Sheet were reasonably adequate.

            2.10    Absence of Certain Changes or Events.    Since  the  Balance
Sheet Date there has not occurred:

                  (a) any change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of the Companies taken as a whole that could reasonably constitute a Material Adverse Effect;

                  (b) any amendments or changes in the articles of incorporation or bylaws of either Company;

                  (c) any damage, destruction or loss, whether covered by insurance or not, that could reasonably constitute a Material Adverse Effect;

                  (d) any material increase in or modification of the compensation or benefits payable or to become payable by either Company to any of its directors or employees, except in the ordinary course of business consistent with past practice;

                  (e) any material increase in or modification of any bonus, pension, insurance or any of the Employee Plans or Benefit Arrangements (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of either Company's employees, other than in the ordinary course of business consistent with past practice;

                  (f) any acquisition or sale of a material amount of property or assets of either Company, other than in the ordinary course of business consistent with past practices;

                  (g) any (A) incurrence, assumption or guarantee by either Company of any debt for borrowed money; (B) issuance or sale of any securities convertible into or exchangeable for debt securities of either Company; or (C) issuance or sale of options or other rights to acquire from either Company directly or indirectly, debt securities of either Company or any securities convertible into or exchangeable for any such debt securities;

                  (h) any creation or assumption by either Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset;

                  (i) any making of any loan, advance or capital contribution to or investment in any person other than (i) travel loans or advances made in the ordinary course of business of either Company, (ii) other loans and advances in an aggregate amount which does not exceed $25,000 outstanding at any time and
(iii) purchases on the open market of liquid, publicly traded securities;

                  (j) any entering into, amendment of, relinquishment, termination or non-renewal by either Company of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business;

                  (k) any transfer or grant of any material intellectual property right of either Company, other than those transferred or granted in the ordinary course of business;

                  (l) any labor dispute or charge of unfair labor practice (other than routine individual grievances) or, to the Companies' and Seller's knowledge, any activity or proceeding by a labor union or representative thereof to organize any employees of either Company or any campaign being conducted to solicit authorization from employees to be represented by the labor union; or

                  (m) any agreement or arrangement made by either Company to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect unless otherwise disclosed.

            2.11 No Defaults. Neither Company is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default by either Company under, any contract or agreement to which either Company is a party and which would, if terminated or modified, have a Material Adverse Effect.

            2.12 Certain Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of either Company from either Company, under any of the Employee Plans, Benefit Arrangements or otherwise, (ii) materially increase any benefits otherwise payable under any of the Employee Plans, the Benefit Arrangements or otherwise or (iii) result in the acceleration of the time of payment or vesting of any benefits.

            2.13  Taxes.

                  (a) For purposes of this Agreement, "Tax" or collectively "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, estimated, excise and property taxes, together with all interest, penalties and additions imposed with respect to those amounts and any obligations under any agreements or arrangements with any other person with respect to those amounts and including any liability for taxes of a predecessor entity.

                  (b) Except as set forth in Schedule 2.13:

                        (i) As of the First Closing, the Companies will have prepared and filed all required federal, state, local, and foreign returns, estimates, information statements, and reports relating to any and all Taxes ("Returns") concerning or attributable to the Companies that are required to be filed by or with respect to the Companies on or prior to the First Closing, and each of the Returns shall be, to the knowledge of the Companies and Seller, true, correct, and complete in all material respects and shall have been completed in accordance with applicable law;

                        (ii) As of the First Closing, the Companies: (A) will have paid or accrued in accordance with generally accepted accounting principles all Taxes concerning or attributable to the Companies relating to periods ending on or before the First Closing regardless of whether reflected on Returns and (B) will have withheld with respect to their employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld;

                        (iii) The Companies have not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Companies, nor have the Companies executed any waiver of the statute of limitations on or extending the period for the assessment or collection of any Taxes;

                        (iv) The Companies have no liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved in accordance with generally accepted accounting principles on the Companies' Balance Sheet;

                        (v) There are (and as of immediately following the First Closing there will be) no liens, pledges, charges, claims, security interests, or other encumbrances of any sort ("Liens") on the assets of the Companies relating or attributable to Taxes other than liens for sales and payroll taxes not yet due and payable;

                        (vi)  The   Companies   have  no   knowledge   of  any
reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Companies;

                        (vii) Neither Company is a party to a tax sharing, allocation, indemnification or similar agreement or arrangement, and the Companies do not owe any amount under any agreement or arrangement;

                        (viii) The Companies have not taken any action not in accordance with past practice that would have the effect of deferring any Tax liability of the Companies from any period ending on before the First Closing Date to any taxable period ending after such First Closing Date;

                        (ix) Neither Company was acquired in a "qualified stock purchase" under Code Section 338(d)(3), and no elections under Code
Section 338(g), protective carryover basis elections, or offset prohibition elections are applicable to either NSI or NCI or any predecessor corporations; and

                         (x)  The tax  bases  of the  assets  of  NetGuru  for
purposes of determining future amortization, depreciation, and other federal income tax deductions are accurately reflected on the tax books and records of NetGuru.

            2.14 Intellectual Property. Except as set forth in Schedule 2.14, there are no patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names and copyrights material to the lawful and efficient operation of the business of the Companies as presently conducted and as presently proposed to be conducted.

            2.15 Fees and Expenses. Except as set forth in Schedule 2.15, neither the Companies nor Seller has have paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement. the Companies and Seller agree that any such fees or commissions described in the preceding sentence shall be the sole responsibility of Seller, whether or not either of the Closings occurs.

            2.16  Environmental Matters.

                  (a) To the Companies' and Seller's knowledge, none of the properties or facilities of either Company is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about the properties or facilities, including, but not limited to, soil and ground water condition except where the violations would not constitute a Material Adverse Effect. During the time that the Companies have owned or leased their properties and facilities, neither the Companies nor, to the Companies' and Seller's knowledge, any third party, has released, used, generated, manufactured or stored on, under or about the properties or facilities or transported to or from the properties or facilities any hazardous materials.

                  (b) During the time that the Companies have owned or leased their properties and facilities, there has been no litigation brought or threatened against either Company by, or any settlement reached by either Company with, any party or parties alleging the presence, disposal, release or threatened release of any hazardous materials on, from or under any of the properties or facilities.

            2.17 Interested Party Transactions. No officer or director of either Company or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act of 1933, as amended ("Securities Act")) of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to either Company any material amount of goods, property, technology or intellectual or other property rights or services; or (ii) any material contract or agreement to which either Company is a party or by which it may be bound or affected.

            2.18 Disclosure. No representation or warranty made by the Companies or Seller in this Agreement, nor any document, written information, written statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by the Companies, Seller or their representatives pursuant to this Agreement or in connection with the transactions contemplated hereby or thereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

            2.19 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon either Company that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of either Company, any acquisition of property by either Company or the conduct of business by either Company as currently conducted.

            2.20 Accounts Receivable. Attached hereto as Schedule 2.20 is a true and complete list of all Accounts Receivable owed to the Companies at the Balance Sheet Date, including all Accounts Receivable from affiliated parties. Except to the extent collected since the Balance Sheet Date, all Accounts Receivable are reflected on the Financial Statements and Schedule 2.20 are, and all Accounts Receivable of the Companies accruing or created between the Balance Sheet Date and the First Closing Date are and will be, (a) valid bona fide claims against debtors for sales or other charges, and (b) subject to no defenses, set-offs, or counterclaims. No loss reserves are required with respect to such notes and accounts receivable. The Companies have no reason to believe that the Accounts Receivable are not collectible in accordance with their terms. The Companies will provide to REI at the First Closing a list of all Accounts Receivable owed to the Companies at the First Closing Date.

            2.21 Personal Property. The Companies have good title, free and clear of all title defects, objections and liens, including without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest-retaining arrangements, to all of its machinery, equipment, furniture, inventory and other personal property. All personal property used in the Business is in good operating condition. All of the leases to personal property utilized in the Business are valid and enforceable against the Companies and are not in default by the Companies, or, to the knowledge of the Companies and Seller, are any of the other parties thereto in default thereof.

            2.22 Real  Property.  The  Companies  do not own any real  property.
Schedule 2.22 contains a list of all leases for real property to which either Company is a party, the square footage leased with respect to each lease and the expiration date of each lease. These leases are valid and enforceable and are not in default. To the knowledge of the Companies and Seller, the real property leased or occupied by either Company, the improvements located thereon, and the furniture, fixtures and equipment relating thereto (including plumbing, heating, air conditioning and electrical systems), conform to any and all applicable health, fire, safety, zoning, land use and building laws, ordinances and regulations. There are no outstanding contracts made by either Company for any improvements made to the real property leased or occupied by either Company that have not been paid for.

            2.23 Warranties. The Companies have made no written or, to Seller's knowledge, oral warranties or guarantees relating to their services other than as implied or required by law. The Companies have no warranty or indemnification obligations relating to patents or other proprietary rights.

            2.24 Contracts. Schedule 2.24 lists all oral or written agreements, notes, instruments or contracts to which either Company is a party or by which its assets or properties may be bound which involve the payment or receipt of more than $25,000 (on an annual basis), or which have a term of more than one year, or which involve intellectual property, or which are employment or consulting agreements ("Contracts"). Neither Company is in default in performance of its obligations under any material provisions of the Contracts. Neither the Companies nor Seller have any knowledge of any violation of or default under any Contract by any other party thereto or any knowledge of any intent by any other party to an Contract not to perform its obligations under any Contract.

            2.25    No Goods or Products.     The  Companies do not and have not
developed,  sold,  marketed or distributed any goods or products.

            2.26  Year 2000 Compliance.

                  (a) The Companies have identified mission-critical systems related to the Year 2000 and believe that their systems, equipment and processes are substantially Year 2000 ready. This identification and assessment also involved identification of vendors that may have a significant impact on the Companies' operations and their expected completion of any conversions. Although the Companies are addressing such issues in what they consider to be sufficient time prior to the century rollover, there can be no assurance that there will be no interruption of operations or other limitations of system functionality, or that the Companies will not incur substantial costs to avoid such occurrences. The Companies have not sold any software products and have not made any warranty or guarantee regarding Year 2000 compliance on any consulting services provided by them to their customers.

                  (b) The Companies have initiated communications with their significant suppliers and large customers to determine the extent to which the Companies' internal applications and other interface systems are vulnerable to those third parties' failure to remedy their own Year 2000 issues. There can be no assurance that other companies' systems on which the Companies' systems rely will be timely converted and would not have an adverse effect on the Companies' systems. The most reasonably likely worst case scenario would be that the Companies' significant customers' inability to remedy their own Year 2000 issues would prevent them from purchasing the Companies' services.

            2.27 Investment Representation. Seller acknowledges that, upon issuance, the Stock will not have been "registered" and will therefore be "restricted securities" as these terms are used under the Securities Act and the rules and regulations thereunder. By his execution of this Agreement, Seller agrees, represents and warrants that (i) his acquisition of the Stock is for investment only, for his own account and not with a view to "distribution" as that term is used under the Securities Act, (ii) he is an "accredited investor" as that term is used in Regulation D under the Securities Act, and (iii) he has received a copy of REI's Form 10-KSB for the fiscal year ended March 31, 1999. Seller agrees that he shall not at any time make any sale, pledge, hypothecation, gift or other transfer of Stock except pursuant to an effective registration statement under the Securities Act or pursuant to the provisions of Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act, and in accordance with any applicable state "blue sky" or other securities laws, and that prior to making any sale or other disposition of Stock pursuant to any such exemption, he shall, if requested by REI, obtain an opinion of counsel, satisfactory to REI's counsel, that such sale complies with applicable federal and state securities laws. Seller agrees that he has been informed that the Stock must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available and he understands that any sale of the Stock made in reliance upon Rule 144, or any other like rule, can be made only in limited amounts in accordance with the terms and conditions of those rules and, if those rules are not applicable, any resale may require compliance with another available exemption under the Securities Act or, in the alternative, may require registration of the Stock. Seller acknowledges that, except as expressly set forth in Section 5.6, REI is under no obligation to repurchase the Stock. Seller acknowledges that REI shall cause a legend to be placed on the certificates representing the Stock to reflect the foregoing.

      3.    REPRESENTATIONS AND WARRANTIES OF REI.

      REI hereby represents and warrants to Seller as follows:

            3.1 Organization; Good Standing; Qualification and Power. REI is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes qualification necessary, other than in jurisdictions where the failure to qualify would not have a Material Adverse Effect. REI has made available to Seller or his counsel complete and correct copies of the certificate of incorporation and bylaws of REI, in each case as amended to the date of this Agreement, and copies of all minutes of meetings and actions by written consent of shareholders, directors and board committees of REI.

            3.2   Capital Structure.

                  3.2.1 Stock, Options and Warrants. The authorized capital stock of REI consists of 20,000,000 shares of common stock, $.01 par value per share ("REI Common Stock"), 357,143 shares of Series A 5% Convertible Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"), 371,429 shares of Series B 5% Convertible Preferred Stock, $.01 par value per share (the "Series B Preferred Stock") and 4,271,428 shares of undesignated preferred stock, $.01 par value per share ("REI Preferred Stock"). As of the date hereof, 5,738,210 shares of REI Common Stock are issued and outstanding, 1,000,364 shares of REI Common Stock are reserved for issuance upon the exercise of outstanding options ("REI Options") and warrants ("REI Warrants") to purchase REI Common Stock, no shares of Series A Preferred Stock are issued and outstanding, 371,429 shares of Series B Preferred Stock are issued and outstanding and no shares of REI Preferred Stock are issued or outstanding. All outstanding shares of REI Common Stock and Series B Preferred Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. REI has made available to Seller true and correct copies of its 1996, 1997 and 1998 Stock Option Plans (each an "REI Plan" and collectively, the "REI Plans").

                  3.2.2 No Other Commitments. Except for the REI Options, REI Warrants and Series B Preferred Stock disclosed in or pursuant to Section 3.2.1, there are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which REI is a party or by which REI is bound obligating REI to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of REI or securities convertible into or exchangeable for shares of capital stock of REI, or obligating REI to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. There are no voting trusts or other agreements or understandings to which REI is a party with respect to the voting of the capital stock of REI.

            3.3   Authority.

                  3.3.1 Corporate Action. REI has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by REI and the consummation by REI of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of REI. This Agreement has been duly executed and delivered by REI, and this Agreement is the valid and binding obligation of REI, enforceable in accordance with its terms, except that enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

                  3.3.2 No Conflict. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby nor compliance with the provisions hereof will conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of REI under, any term, condition or provision of (x) the certificate of incorporation or bylaws of REI or (y) any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to REI or its respective properties or assets, other than any such conflicts, violations, defaults, losses, liens, security interests, charges or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect.

                  3.3.3 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by REI in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

            3.4   SEC Documents.

                  3.4.1 SEC Reports. REI has made available to Seller or his counsel correct and complete copies of each report, schedule, registration statement and definitive proxy statement filed by REI with the Securities and Exchange Commission ("SEC") on or after January 1, 1997 ("REI SEC Documents"), which are all the documents (other than preliminary material) that REI was required to file with the SEC on or after that date. As of their respective dates or, in the case of registration statements, their effective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the REI SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the REI SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations promulgated by the SEC thereunder. REI has filed all documents and agreements which were required to be filed as exhibits to the REI SEC Documents.

                  3.4.2 Financial Statements. The financial statements of REI included in the REI SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB promulgated by the SEC) and fairly present the financial position of REI as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

            3.5 Litigation. There is no suit, action, arbitration, demand, claim or proceeding pending or, to the best knowledge of REI, threatened against REI in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

            3.6 Fees and Expenses. REI has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

            3.7 Disclosure. No representation or warranty made by REI in this Agreement, nor any document, written information, written statement, financial statement, certificate or exhibits prepared and furnished or to be prepared and furnished by REI or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

            3.8  Financial Capacity.   REI has the financial capacity to pay the
Purchase Price when due.

            3.9 Form S-3 Eligibility. As of the date of this Agreement, REI meets the eligibility requirements for use of Form S-3 to register for resale the Stock under the Securities Act of 1933, as amended.

      4. THE COMPANIES' AND SELLER'S COVENANTS.

            4.1 Confidentiality. All information concerning REI or any of its subsidiaries ("REI Subsidiaries") received by the Companies or Seller (other than that information which is a matter of public knowledge or which has been published for public distribution or filed as public information with any governmental authority) shall not at any time, except in connection with this Agreement and the transactions contemplated hereby, be used for the advantage of, or disclosed by, the Companies or Seller to any third person without the prior written consent of REI. the Companies and Seller may disclose the information on a confidential basis to their affiliates, employees, officers, agents, auditors, investment bankers, consultants, counsel, directors, present and prospective lenders, and state and federal regulatory agencies. This covenant shall expire on completion of the Second Closing; provided, however, that if the Second Closing does not occur, it shall expire three years after the date of this Agreement.

            4.2 Cooperation in Review of Financial Statements. The Companies and Seller shall cooperate fully with REI and its representatives in their review of the Financial Statements and the Final Balance Sheet, including providing access to any information necessary in order to complete their review.

      5.    REI COVENANTS

            5.1 Confidentiality. All information concerning the Companies received by REI (other than that information which is a matter of public knowledge or which has been published for public distribution or filed as public information with any governmental authority) shall not at any time, except in connection with this Agreement and the transactions contemplated hereby, be used for the advantage of, or disclosed by, REI to any third person without the prior written consent of Seller or either Company. REI may disclose the information on a confidential basis to its affiliates, employees, officers, agents, auditors, investment bankers, consultants, counsel, directors, present and prospective lenders, and state and federal regulatory agencies and, as provided elsewhere in this Agreement, may disclose such information in press releases and like disclosures, filings with the SEC or other governmental or self-regulatory agencies or as otherwise required. This covenant shall expire on completion of the Second Closing; provided, however, that if the Second Closing does not occur, it shall expire three years after the date of this Agreement.

             5.2 Stock Repurchase. If at any time between September 13, 2000 and December 13, 2000, the last sales price of a share of REI Common Stock as reported on the Nasdaq National Market is less than 108.5% of the Stock Price, and Seller desires to sell all or a portion of his Stock, upon five days written notice from Seller to REI, REI shall, at its election, either (i) repurchase, for cash, all of the Stock then held by Seller at a price per share equal to 108.5% of the Stock Price or (ii) instruct Seller to sell shares of Stock then held by Seller, and within three (3) business days of such resale, pay to Seller, in cash, an amount equal to the difference between the Seller's resale price per share of the Stock and 108.5% of the Stock Price multiplied by the number of shares of Stock sold; provided, however, that REI's repurchase obligations hereunder shall not apply to any proposed sale of Stock by Seller which sale, when aggregated with all prior sales of Stock by Seller (whether by operation of this Section 5.2, pursuant to the provisions contained in the Registration Rights Agreement, pursuant to the provisions of Rule 144 or pursuant to private resales), results in Seller obtaining aggregate gross sale proceeds in excess of $1,193,500.

            5.3 Conduct of Business of the Companies. During the time Seller owns a thirty percent (30%) equity interest in each Company after the First Closing Date, REI shall not make any substantial change in the business of either Company without the prior written consent of Seller.

      6.    EMPLOYEE MATTERS.

            Following the First Closing, all employees of either Company will continue to be employees of that Company. Employees will be provided employment benefits that are at least comparable to those they currently receive from the Companies and, if necessary, the Companies shall continue to sponsor those employees for the purpose of maintaining such employees' United States resident alien status. After the Second Closing, any employee may be offered employment by REI. Notwithstanding the foregoing, REI makes no representation, warranty or promise as to the length of time that any such employee will remain in the employ of the Companies following the First Closing or REI following the Second Closing.

      7.    INDEMNIFICATION OF THE PARTIES.

            7.1   Indemnification by Seller.

                  (a) Seller shall indemnify, defend, protect and hold harmless REI, the Companies, each of the REI Subsidiaries, each of their respective successors and assigns and each of their respective directors, officers, employees, agents and affiliates (each an "REI Indemnified Party"), against all losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation ("Losses")) based upon, resulting from or arising out of (i) any inaccuracy or breach of any representation or warranty of either Company or Seller contained in or made in connection with this Agreement, and (ii) the breach by either Company or Seller of, or the failure by either Company or Seller to observe, any of their respective covenants or other agreements contained in or made in connection with this Agreement. The indemnification provided for in this Section 7.1 shall terminate on the earlier of (x) twelve months after the Second Closing Date (and no claims shall be made by REI under this Section 7.1 thereafter) or (y) the closing of Seller's exercise of the share repurchase option pursuant to Section 13; provided, however, that Seller shall indemnify the REI Indemnified Parties for any and all Taxes incurred by or attributable to the Companies prior to the First Closing, and the indemnification period relating to any Taxes shall terminate on the tenth day after the expiration of the applicable period of limitations on assessments and collections applicable to such taxes under the Code.

                  (b) Notwithstanding the foregoing, the aggregate amount to be paid by Seller under Section 7.1(a) shall not exceed 50% of the Purchase Price as adjusted pursuant to Section 1.3 and net of any insurance proceeds received by the REI Indemnified Parties, and Seller shall not be required to indemnify, defend, protect and hold harmless an REI Indemnified Party pursuant to Section 7.1(a) for Losses incurred by an REI Indemnified Party with respect to any inaccuracy or breach of any representation or warranty of the Companies or Seller contained in Section 2 of this Agreement unless and until the aggregate amount of such Losses exceeds $25,000, at which time the REI Indemnified Parties shall be entitled to indemnification hereunder with respect to all such aggregate amount of Losses (including the first $25,000 of Losses) and any Losses incurred or suffered by them thereafter.

            7.2   Indemnification by REI.

                  (a) REI shall indemnify, defend, protect and hold harmless Seller against all Losses based upon, resulting from or arising out of (i) any inaccuracy or breach of any representation, or warranty of REI contained in or made in connection with this Agreement, and (ii) the breach by REI of, or the failure by REI to observe, any of its covenants or other agreements contained in or made in connection with this Agreement. The indemnification provided for in this Section 7.2 shall terminate twelve months after the Second Closing Date (and no claims shall be made by Seller under this Section 7.2 thereafter).

                  (b) Notwithstanding the foregoing, the aggregate amount to be paid by REI under Section 7.2(a) shall not exceed 50% of the Purchase Price as adjusted per Section 1.3 and net of any insurance proceeds received by Seller, and REI shall not be required to indemnify, defend, protect and hold harmless Seller pursuant to Section 7.2(a) for Losses incurred by Seller with respect to any inaccuracy or breach of any representation or warranty of REI contained in this Agreement unless and until the aggregate amount of such Losses exceeds $25,000, at which time Seller shall be entitled to indemnification hereunder with respect to all such aggregate amount of Losses (including the first $25,000 of Losses) and any Losses incurred or suffered by them thereafter.

            7.3  Manner  of  Indemnification.  All  indemnification  under  this
Section 7 shall be effected by the payment of cash or delivery of a bank cashier's check, or by a combination of the foregoing; provided, however, that REI may, at its election, effect indemnification by Seller by a holdback or set-off against monies otherwise payable to Seller under the Note.

      8.    CLOSINGS.

            8.1 Closing Dates. The transactions contemplated by this Agreement shall be consummated in two separate closings with the first closing (the "First Closing") occurring on the date hereof (the "First Closing Date") and the second closing (the "Second Closing") occurring on December 15, 1999 (the "Second Closing Date"). The First Closing and Second Closing (collectively, the "Closings") will take place at the offices of Rutan & Tucker LLP, 611 Anton, Suite 1400, Costa Mesa, California 92626.

            8.2   Deliveries by the Companies and Seller at the Closings.

                  (a) At the First Closing, the Companies and Seller shall deliver to REI:

                        (i) Certificates representing seventy percent (70%) of the Shares of each Company, free of liens or encumbrances, accompanied by duly executed stock powers by Seller in favor of REI with all necessary transfer stamps affixed thereto or other evidence of payment of applicable stock transfer taxes, if any;

                        (ii)  The Final Balance Sheet;

                        (iii) The opinion of the Companies' corporate legal counsel based upon reasonably requested certifications as to factual matters and dated the First Closing Date regarding the status and authority of the Companies, the authorization of this Agreement and the transactions contemplated hereby by the Companies, and the binding effect of this Agreement on the Companies and Seller;

                        (iv)  The Earn-Out Agreement executed by Seller; and

                        (v)   The Registration Rights  Agreement referred  to in
Section 8.3(a)(vii) executed by Seller.

                  (b) At the Second Closing, Seller shall deliver to REI:

                        (i) Certificates representing the remaining thirty percent (30%) of the Shares of each Company, free of liens or encumbrances, accompanied by duly executed stock powers by Seller in favor of REI with all necessary transfer stamps affixed thereto or other evidence of payment of applicable stock transfer taxes, if any;

                        (ii)  Seller's   certificate  referred  to  in  Section
10.1; and

                        (iii) Evidence satisfactory to REI that Seller has executed and delivered to Imperial Bank a Subordination Agreement satisfactory to Imperial Bank.

            8.3  Delivery by REI at the Closings.

                 (a) At the First Closing, REI shall deliver to Seller:

                       (i) A certified or bank cashier's check, payable to Seller, or wire transfer to Seller's account, in the amount of $2,500,000 (less amounts paid pursuant to paragraph 1.4(c)) as required by Section 1.4(a);

                       (ii) REI checks in the amounts set forth opposite the respective names of the person listed on Schedule 2.2.2 as payment in full of amounts due to each such person under outstanding, vested options granted under the NetGuru Systems, Inc. 1998 Stock Option Plan as required by paragraph 1.4(c);

                       (iii) The Stock, as required by Section 1.4(b); (iv) The Earn-Out Agreement executed by REI; and (v) The Registration Rights Agreement (the "Registration Rights Agreement") in the form of Exhibit 8.3(a)(vii), executed by REI.

                 (b) At the Second Closing, REI shall deliver to Seller:

                       (i) A certified or bank cashier's check, payable to Seller, or wire transfer to Seller's account, in the amount of $300,000;

                       (ii)   The Note in the principal amount of $600,000,   as
                              required by Section 1.4(d);

                       (iii)  The Pledge Agreement as required by Section 1.6;

                       (iv) A certified or bank cashier's check, payable to Seller, or wire transfer to Seller's account, the amount of the Net Asset Price, if any;

                       (v) A certified or bank cashier's check, payable to Seller, or wire transfer to Seller's account, an amount equal to the Net Income Amount, if any; and

                       (vi)   The  officer's  certificate referred to in Section
9.1.

      9. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AT THE SECOND CLOSING.

            The obligations of Seller at the Second Closing are subject to the fulfillment or satisfaction on or before the Second Closing of each of the following conditions (any one of which may be waived by Seller, but only in a writing signed by Seller):

            9.1 Accuracy of Representations and Warranties. The representations and warranties of REI set forth in Section 3 shall be true and accurate in every material respect on the Second Closing Date with the same force and effect as if they had been made at the Second Closing except to the extent the failure of the representations and warranties to be true and accurate in such respects has not had and could not reasonably be expected to have a Material Adverse Effect, and Seller shall receive a certificate to that effect executed by REI's President and Chief Financial Officer.

            9.2 Compliance with Law. There shall be no order, decree or ruling of any governmental agency or written threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which would prohibit or render illegal the transactions contemplated by this Agreement.

      10. CONDITIONS PRECEDENT TO OBLIGATIONS OF REI AT THE SECOND CLOSING.

            The obligations of REI hereunder are subject to the fulfillment or satisfaction on or before the Second Closing, of each of the following conditions (any one or more of which may be waived by REI, but only in a writing signed by REI).

            10.1 Accuracy of Representations and Warranties. The representations and warranties of the Seller set forth in the last sentence of Section 2.2.1, Sections 2.3.2, 2.15, 2.18 and 2.27 shall be true and accurate on the Second Closing Date and REI shall receive a certificate to that effect executed by Seller.

            10.2 Compliance with Law. There shall be no order, decree or ruling by any governmental agency or written threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which would prohibit or render illegal the transactions contemplated by this Agreement.

      11. NON-COMPETITION.

            11.1 Definitions. For purposes of this Section 11, the following terms shall have the following meanings:

                    (a) "Customer Non-Solicitation Period" shall mean, with respect to Seller, the period commencing on the First Closing Date and continuing for a period of two years after the Second Closing Date; provided, however, that the Customer Non-Solicitation Period with respect to Seller shall be extended by the number of days in which Seller is or was engaged in activities constituting a breach of Section 11.3.

                    (b) The term "Customers" shall mean, with respect to Seller, any manager, group or division located in a specific building that, during the year preceding the date of this Agreement, as of the date of this Agreement, during the period from the date of this Agreement to the First Closing Date or during the Employee Non-Solicitation Period or the Customer Non-Solicitation Period is or was a client or customer of either Company.

                    (c) The words "directly or indirectly" shall mean: (i) being personally involved in providing or seeking to provide services to an Employee, Customer or Prospective Customer; (ii) participating in any person or enterprise as an owner, partner, limited partner, joint venturer, controlling member or controlling shareholder; or (iii) communicating to any such person or enterprise any confidential information of the business conducted by either Company during the relevant period.

                    (d) "Employees" shall mean any employee of either Company as of, or immediately prior to the date of this Agreement, during the period from the date of this Agreement to the First Closing Date or during the Employee Non-Solicitation Period or the Customer Non-Solicitation Period.

                    (e) "Employee Non-Solicitation Period" shall mean, with respect to Seller, the period commencing on the First Closing Date and continuing for a period of two years after the Second Closing Date; provided, however, that the Employee Non-Solicitation Period with respect to Seller shall be extended by the number of days in which such Seller is or was engaged in activities constituting a breach of Section 11.2.

                    (f) The term "person" shall mean any natural person, firm, partnership, association, corporation, company, limited liability company, limited partnership, trust, business trust, Governmental Entity or other entity.

                    (g) The term "Prospective Customer" shall mean any manager, group or division located in a specific building that either Company has contacted, or has developed a strategy or plan to contact, for the purpose of acquiring manager, group or division as a customer or client.

            11.2 Non-Solicitation of Employees. Seller recognizes that the Employees are a valuable resource of the Companies. Accordingly, during the Employee Non-Solicitation Period, Seller shall not, either alone or in conjunction with any other person or entity, directly or indirectly go into business with any Employee or solicit, induce or recruit any Employee to leave the employ of either Company or REI.

            11.3 Non-Solicitation of Customers. Seller recognizes that customers are a valuable resource of the Companies. Accordingly, during the Employee Non-Solicitation Period, Seller shall not, either alone or in conjunction with any other person or entity, directly or indirectly call on, solicit, take away, accept as a client, customer or prospective client or customer, or attempt to call on, solicit, take away, accept as a client, customer or prospective client or customer a Customer or Prospective Customer.

             11.4   Additional Agreements.    Seller hereby expressly agrees and
acknowledges that:

                    (a) the Companies have protectable business interests with respect to its Employees, Customers and Prospective Customers, and that competition with and against such business interests would be harmful to the Companies;

                    (b)  the   covenants   contained  in  this  Section  11  are
reasonable as to time and geographical area and do not place any unreasonable burden upon Seller's ability to earn a livelihood;

                    (c) the public will not be harmed as a result of enforcement of the covenants contained in this Section 11;

                    (d) the personal legal counsel for Seller has reviewed the covenants contained in this Section 11;

                    (e) the parties have entered into the covenants contained herein in connection with and as a condition precedent to the consummation of the Agreement, pursuant to which REI shall acquire the Companies; the agreements, actions, covenants, and promises contained herein are intended to protect and ensure the value of the Companies, including their goodwill, which actions, covenants, and promises are a material consideration to REI in connection with this Agreement; and, to the extent that the laws of any jurisdiction in which this Agreement shall be interpreted, construed, and/or enforced distinguish between covenants given in connection with the sale of a business and its goodwill and covenants given in connection with employment, this covenant will be given the broader interpretation customarily given to covenants in connection with the sale of a business and the transfer of goodwill to REI; and

                    (f) Seller understands and agrees to each and every term and condition contained Section 11 of this Agreement.

             11.5 Remedies; Enforceability. Seller recognizes and acknowledges that irreparable damage will result to REI in the event of a breach by Seller or any of Seller's affiliates of the provisions of this Section 11, and, accordingly, in the event of such a breach, REI will be entitled, in addition to any other legal or equitable damages and remedies to which it may be entitled or which may be available, to an injunction to restrain the violation thereof. If any provision of this Section 11 shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable because of the scope, duration, area of its applicability, or any other reason, the court making such determination will have the power to modify such scope, duration, or area, or all of them, or to strike an invalid or unenforceable provision, in whole or in part, to the extent necessary to make such scope, duration, area, or provision valid and enforceable.

       12.     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

            All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until one year after the Second Closing Date, whereupon the representations, warranties and covenants will expire (except for covenants, such as those contained in Sections 4.1, 5.1, 7 and 11, that by their terms survive for a longer period).

       13.  SHARE REPURCHASE OPTION.

            (a) If at the Second Closing REI fails to deliver to Seller the cash consideration required by Sections 8.3(b)(i) and/or 8.3(b)(v) after Seller has indicated his willingness and ability to deliver the remaining Shares as required by Section 8.2(b), Seller shall have the right to repurchase the Shares sold to REI at the First Closing for an aggregate purchase price equal to $3,168,000 (the "Repurchase Price"). Seller shall provide REI written notice of his intention to exercise this repurchase option (the "Repurchase Option") by no later than the close of business on December 16, 1999. Upon the receipt of such notice, REI shall have until the close of business on December 30, 1999 to pay to Seller the cash consideration required by Sections 8.3(b)(i) and 8.3(b)(v). If REI fails to pay to Seller such cash consideration and otherwise fails to meet all other closing obligations as described in Section 8.3(b), on December 31, 1999, Seller shall repurchase the Shares for consideration equal to the Repurchase Price. The Repurchase Price shall be payable to REI in the form of cash, shares of Stock or a combination of cash and shares of Stock; provided, however, that for purposes of this Section 13 each share of Stock shall be valued at the Stock Price.

            (b) If at the Second Closing REI fails to deliver to Seller the consideration required by Sections 8.3(b)(i) and/or 8.3(b)(v) and Seller elects not to exercise Seller's Repurchase Option, Seller and REI agree as follows:

                  (i) subject to subparagraph (iii) below, at such time that REI is in the position to deliver all the consideration required by Section 8.3(b), REI shall deliver such consideration to Seller in exchange for Seller's delivery of the remaining Shares at a closing (the "Final Closing") to occur at such time and place which is mutually acceptable to REI and Seller (the "Final Closing Date");

                  (ii) at the Final Closing, if any, REI shall also deliver to Seller (x) the Net Income Amount, if any, to the extent not otherwise paid to Seller and (y) an amount equal to thirty percent (30%) of the net income of each Company, if any, calculated in accordance with generally accepted accounting principles for the period commencing on December 15, 1999 and ending on the day preceding the Final Closing Date; and

                  (iii) if a Final Closing Date does not occur on or prior to March 31, 2000, and the reason for such nonoccurrence is the failure of REI to deliver all the consideration required by Section 8.3(b), then (x) Seller shall not be obligated to sell the remaining Shares to REI, (y) the Companies will continue to be operated as majority-owned subsidiaries of REI and (z) commencing on June 30, 2001 and continuing on each successive June 30, REI shall cause each Company to make a distribution to Seller, to the extent it is legally able to do so, in an amount equal to thirty percent (30%) of the net income of each Company, if any, calculated in accordance with generally accepted accounting principles with respect to REI's immediately preceding fiscal year ending on March 31 of each year; provided, however, that the distribution made on June 30, 2001, if any, shall include (1) the Net Income Amount, if any, to the extent not otherwise paid to Seller and (2) an amount equal to thirty percent (30%) of the net income of each Company, if any, calculated in accordance with generally accepted accounting principles for the period commencing on December 15, 1999 and ending on March 31, 2000.

      14.   MISCELLANEOUS.

            14.1 Governing Law. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto.

            14.2 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            14.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the interest of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purpose of the void unenforceable provision.

            14.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

            14.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

            14.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

            14.7 Expenses. REI, on the one hand, and Seller, on the other, will each bear their own expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby; provided, however, that REI shall pay to Seller at or prior to the First Closing the sum of $25,000 to cover Seller's legal fees related to the transactions contemplated hereby.

            14.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal).

            14.9 Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (at such other address for a party as shall be specified by like notice):


            If to Seller or the Companies to:   NetGuru Systems, Inc.
                                                240 Bear Hill Road, Suite 1400
                                                Waltham, Massachusetts 02451
                                                Attention: Bharat Manglani
                                                Telecopier: (781) 890-5990

            With a copy to:               Gray Cary Ware & Friedenrich LLP
                                          4365 Executive Drive, Suite 1600
                                          San Diego, California 92121-2189
                                          Attention: Scott M. Stanton,Esq.
                                          Telecopier: (619) 677-1477

            If to REI to:                 Research Engineers, Inc.
                                          22700 Savi Ranch Parkway
                                          Yorba Linda, California 92887
                                          Attention: Chief Executive Officer
                                          Telecopier: (714) 974-4771

            With a copy to:               Rutan & Tucker, LLP
                                          611 Anton Boulevard, Suite 1400
                                          Costa Mesa, California 92626
                                          Attention: Gregg Amber, Esq.
                                          Telecopier: (714) 546-9035

            All notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of delivery, (b) in the case of a telecopy, when the party receiving the copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.

            14.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an Exhibit will mean a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

            14.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties to this Agreement. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other. The status of the parties hereto is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

            14.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

            14.13 Absence of Third Party Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder or partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

            14.14 Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

      IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

COMPANIES:                                REI:

NetGuru Systems, Inc.                           Research Engineers, Inc.


By:_______________________                      By:________________________
   Bharat Manglani, President                      Jyoti Chatterjee, President


By:_______________________                      By:________________________
   Bharat Manglani, Secretary                      Wayne Blair, Secretary


NetGuru Consulting, Inc.


By:_______________________
   Bharat Manglani, President


By:_______________________
   Bharat Manglani, Secretary


SELLER:



Bharat Manglani